Exhibit 10.1

ASSET PURCHASE AND IP ASSIGNMENT AGREEMENT

(Beer Bot / BIM-E Intellectual Property Technology Acquisition)

ASSET PURCHASE AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 17, 2026 (the “Effective Date”) by and between:

Buyer: TechForce Robotics, Inc., a Delaware corporation (“Buyer”), with its principal place of business at 42225 Remington Ave #A15, Temecula, CA 92590; and Seller: Christopher Erpelding, an individual (“Seller”). Buyer and Seller may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	Seller has developed and/or acquired certain intellectual property and technology associated with Seller’s autonomous beverage dispensing robotics platform historically known as “Beer Bot” and its evolved platform “BIM-E,” as more particularly described on Schedule 1 (the “BIM-E Technology”).

B.	Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title, and interest in and to the Purchased Assets (defined below) on the terms and subject to the conditions set forth herein.

C.	The Parties intend that this Agreement reflects an asset purchase and is separate from any employment relationship. Nothing herein modifies any at-will employment terms or compensation arrangements except as expressly stated.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree:

1. DEFINITIONS

1.1 “Affiliate” has its customary meaning.

1.2 “Purchased Assets” has the meaning in Section 2.1.

1.3 “Open Source Software” means software distributed under a license approved by the Open Source Initiative or otherwise commonly recognized as “open source,” including any “copyleft” or “reciprocal” licenses.

1.4 “Copyleft License” means any license that requires (as a condition of use/combination/distribution) the disclosure, licensing, or distribution of source code, derivative works, or combined works (e.g., GPL, LGPL, AGPL or similar).

1.5 “Knowledge” of Seller means Seller’s actual knowledge after reasonable inquiry of Seller’s prior contractors and repositories listed on Schedule 6.

1.6 “Losses” means all losses, damages, liabilities, penalties, judgments, settlements, costs and expenses (including reasonable attorneys’ fees).

1.7 “Material Contracts” means contracts listed on Schedule 4.

2. PURCHASE AND SALE

2.1 Purchased Assets. Subject to the terms herein, Seller hereby sells, assigns, transfers, conveys, and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title, and interest in and to the following (collectively, the “Purchased Assets”), free and clear of all liens other than Permitted Liens (Schedule 7):

(a) Patents. All patents and patent applications (including provisionals), continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, foreign counterparts, and priority rights listed on Schedule 2, and all rights to file additional applications claiming priority to the foregoing to the extent based on pre-Closing inventions.

(b) Copyrights and Works. All copyrights, copyright registrations and applications, and all works of authorship (including software, firmware, source code, object code, scripts, build files, documentation, UI assets, technical drawings, diagrams, manuals, training materials) embodied in the BIM-E Technology, whether registered or unregistered, including those listed on Schedule 3.

(c) Software, Firmware, AI/ML Assets, and Data. All source code, object code, firmware, embedded software, models, model weights, training pipelines, prompts/instructions, datasets, test data, logs (excluding personal data to the extent prohibited by law), simulation environments, and related tooling, to the extent owned by Seller and used in or derived from the BIM-E Technology, as described on Schedule 1.

(d) Trade Secrets and Know-How. All trade secrets and confidential know-how in the BIM-E Technology, including designs, prototypes, engineering notebooks, BOMs, vendor specifications, manufacturing processes, calibration/quality procedures, and non-public technical information.

(e) Trademarks and Branding; Goodwill. All trademarks, service marks, trade names, logos, product names (including “BIM-E” and “Beer Bot” to the extent owned by Seller), associated registrations/applications, and all goodwill associated therewith, as listed on Schedule 5.

(f) Domains, Repositories, and Accounts. All domain names, repository accounts, source control organizations, package registries, CI/CD accounts, cloud project accounts, and related credentials primarily used for the BIM-E Technology, listed on Schedule 8, together with the right to change administrative control.

(g) Tangible Media and Documentation. All tangible embodiments of the foregoing (drives, boards, prototypes, printed schematics, build guides), but excluding Seller’s personal devices except as needed to transfer data.

(h) Causes of Action. All rights to sue and recover for past, present, and future infringement, misappropriation, or other violations of the Purchased Assets to the extent assignable, including all proceeds.

(i) Assignment/Employment Files. Copies of all invention assignment agreements, contractor agreements, NDAs, and other documents establishing chain-of-title for the Purchased Assets, as listed on Schedule 9.

2.2 Excluded Assets. Seller retains all assets not expressly included as Purchased Assets, including Seller’s personal tools unrelated to BIM-E, general skills, and any inventions excluded under Section 2870 that are not intentionally sold under this Agreement (if any, listed on Schedule 10).

2.3 Assumed Liabilities. Buyer does not assume any liability or obligation of Seller of any kind, whether known or unknown, accrued or contingent, except as expressly set forth on Schedule 11 (“Assumed Liabilities”). Default is none.

3. PURCHASE PRICE

3.1 Purchase Price. The aggregate consideration (the “Purchase Price”) is 7,000,000 shares of Common Stock of Nightfood Holdings, Inc. (the “Consideration Shares”) approved in writing by Buyer’s Board and documented by definitive agreements.

3.2 Equity Consideration. As part of the Purchase Price, Buyer shall issue to Seller seven million (7,000,000) shares of Nightfood Holdings, Inc. common stock, subject to Board approval, applicable securities law compliance, and execution of definitive equity issuance documentation.

3.3 Grant; Fully Vested Shares. The Consideration Shares shall be issued to Seller as of the date of execution of this Agreement (the “Effective Date”). All Consideration Shares shall be fully vested, earned, and non-forfeitable as of the Effective Date, and shall not be subject to any vesting schedule, continued service requirement, or repurchase right of Buyer based on termination of service.

3.4. Acceleration.

(a) Termination Without Cause - If Seller’s employment is terminated by Buyer without Cause, Seller shall be entitled to a period of ninety (90) days following the termination date (the “Performance Continuation Period”) during which Seller shall remain eligible to satisfy applicable performance-based vesting conditions under any outstanding stock option awards, solely with respect to performance metrics achieved during such 90-day period.

No automatic acceleration shall apply. Stock options shall vest only to the extent that the applicable performance metrics are actually achieved during the Performance Continuation Period. Any portion of the stock options for which the applicable performance criteria are not satisfied within the Performance Continuation Period shall be forfeited and shall terminate automatically at the end of such period.

Any stock options that vest pursuant to this Section shall remain exercisable for ninety (90) days following the date of termination (but in no event later than the original expiration date of the option), after which any unexercised vested options shall expire.

For purposes of this Agreement, “Cause” shall mean:

1)	Fraud, embezzlement, or willful misconduct

2)	Material breach of fiduciary duty

3)	Material breach of employment or confidentiality obligations

4)	Conviction of or plea of guilty/no contest to a felony

5)	Willful failure to perform duties after written notice and reasonable opportunity to cure (if curable)

3.5 Tax Allocation; Reporting (IRC §1060).

(a)	Allocation Schedule. The Parties will allocate the Purchase Price among the Purchased Assets in accordance with Schedule 12 (Allocation) and IRC §1060 and Treasury regulations.

(b)	Form 8594. Each Party will timely file Form 8594 (and any required comparable state forms) consistently with Schedule 12.

(c)	Withholding. Buyer may withhold amounts required by law; Buyer will cooperate to minimize withholding consistent with law.

3.6 Separation from Employment Compensation. The Parties intend the Purchase Price to be consideration solely for the sale of Purchased Assets and not wages, salary, or compensation for post-closing services. Any employment compensation or incentive equity is governed only by separate written agreements.

3.7 409A/Securities Compliance (Protective). If any portion of the Purchase Price is deferred or contingent, the Parties will administer it in a manner intended to avoid adverse tax consequences under IRC §409A. If any equity is issued as consideration, the issuer will comply with applicable securities exemptions and disclosure obligations; no equity is issued unless and until approved by the issuer’s board and documented definitively.

4. CLOSING

4.1 Closing. Closing will occur on February 17, 2026 (the “Closing”).

4.2 Seller Deliverables at Closing. Seller will deliver:

(a)	executed IP Assignment Confirmation (Exhibit A);

(b)	executed Patent Assignment (USPTO form or Exhibit B) for Schedule 2 inventions;

(c)	executed Copyright Assignment (Exhibit C) or inclusion in Exhibit A as applicable;

(d)	domain and repository transfer authorizations and credentials (Schedule 8), including administrative access changes;

(e)	delivery of all tangible media and documents (Section 2.1(g));

(f)	Open Source Schedule (Schedule 13) and all required third-party notices/attribution files;

(g)	contractor/employee assignment documents (Schedule 9);

(h)	Bill of Sale (Exhibit D).

4.3 Buyer Deliverables at Closing. Buyer will deliver:

(a) within thirty (30) days following the Closing Date, issuance of the Consideration Shares in book-entry form through the Company’s duly appointed transfer agent, registered in the name of Seller, free of any vesting restrictions (subject to applicable securities law restrictions, if any); and

(b) any required board approvals and definitive equity issuance documentation reasonably necessary to evidence the valid issuance of the Consideration Shares in compliance with applicable law.

5. SELLER REPRESENTATIONS AND WARRANTIES

Seller represents and warrants as of the Effective Date and Closing:

5.1 Organization/Capacity. Seller has full power and capacity to enter and perform.

5.2 Title; Ownership. Seller is the sole and exclusive owner of the Purchased Assets and has good and marketable title, free and clear of liens other than Permitted Liens.

5.3 No Prior Transfers/Licenses. Seller has not sold, assigned, licensed, pledged, or encumbered any Purchased Asset except as disclosed on Schedule 14.

5.4 Chain-of-Title; Contributors. All persons who contributed to the creation of Purchased Assets (employees, contractors, collaborators) are listed on Schedule 6, and Seller has obtained valid written assignments sufficient to vest ownership in Seller (or has disclosed gaps on Schedule 15).

5.5 Non-Infringement. To Seller’s Knowledge, the Purchased Assets do not infringe any third-party IP rights, and Seller has received no written claim or notice alleging infringement or misappropriation, except as disclosed on Schedule 16.

5.6 Open Source.

(a) Schedule 13 lists all Open Source Software used in, linked with, incorporated into, or distributed with the BIM-E Technology, including version and license.

(b) No Copyleft License applies in a manner that would require Buyer to disclose or license source code of proprietary components, except as disclosed and complied with on Schedule 13.

(c) Seller has complied with all OSS license obligations disclosed on Schedule 13.

5.7 Trade Secrets. Seller has taken reasonable measures to maintain secrecy of trade secrets included in the Purchased Assets and has not publicly disclosed such trade secrets except as disclosed on Schedule 17.

5.8 Compliance with Law. Seller’s development and transfer of the Purchased Assets has complied with applicable law in all material respects, including export control laws, and Seller has not included controlled information in violation of law.

5.9 California Labor Code §2870 Representation (Employee Inventions). Seller represents that the Purchased Assets constitute Seller-owned IP validly transferable to Buyer. Seller is not knowingly transferring to Buyer any invention that Seller has no right to sell because of contractual obligations to any third party. To the extent Seller asserts any invention is excluded from mandatory assignment under California Labor Code §2870 in an employment context, such invention is either (i) not included in the Purchased Assets, or (ii) is included as Seller-owned IP and voluntarily sold hereunder as listed on Schedule 10.

5.10 Litigation. No action is pending or threatened relating to the Purchased Assets, except as disclosed.

6. BUYER REPRESENTATIONS

Buyer represents that it is duly organized, in good standing, and has authority to enter this Agreement, subject to Board approval.

7. COVENANTS

7.1 Further Assurances. Seller will execute additional documents and take actions reasonably requested to perfect Buyer’s ownership and record assignments with USPTO and U.S. Copyright Office.

7.2 Cooperation. Seller will provide reasonable cooperation for prosecution/enforcement of the Purchased Assets.

7.3 Confidentiality; Non-Use. Seller will not use or disclose any Confidential Information or trade secrets included in the Purchased Assets and will not remove or retain copies except as required by law.

7.4 No Challenge. Seller will not challenge Buyer’s ownership of the Purchased Assets.

7.5 Publicity. No press release without Buyer’s consent, except required by law.

8. INDEMNIFICATION

8.1 Seller Indemnity. Seller will indemnify Buyer and its affiliates for Losses arising out of:

(a) breach of Seller reps/warranties;

(b) breach of Seller covenants;

(c) third-party claims that Purchased Assets infringe or misappropriate IP, to the extent arising from pre-Closing facts;

(d) Open Source noncompliance not disclosed on Schedule 13;

(e) Excluded Liabilities.

8.2 Cap; Basket; Survival.

(a) Fundamental Reps (title, authority, taxes, intentional misrepresentation/fraud) survive indefinitely or through the applicable statute of limitations; not capped.

(b) General reps survive until General Survival Expiration and IP/open-source reps survive 36–72 months.

9. LIMITATION OF LIABILITY; EQUITABLE RELIEF

9.1 No Consequential Damages (Buyer-Protective). Neither Party is liable for incidental/consequential damages except for fraud, intentional misconduct, or third-party claims.

9.2 Injunctive Relief. Each Party acknowledges that breach of Sections 7.3–7.4 would cause irreparable harm and Buyer may obtain injunctive relief in addition to other remedies, consistent with applicable law.

10. GOVERNING LAW; VENUE

10.1 Governing Law. This Agreement is governed by California law, except that California law governs the enforceability of any provision that would restrain lawful business/profession in California and any mandatory employee-invention limitations.

10.2 Venue. Exclusive venue for disputes is Superior Court of Orange County or, for federal IP claims, the applicable U.S. District Court; provided either Party may seek preliminary injunctive relief in California where necessary to prevent misuse of trade secrets.

11. MISCELLANEOUS

11.1 Entire Agreement; Order of Precedence. This Agreement, schedules, and exhibits are the entire agreement. If conflict exists, this Agreement controls over schedules; Exhibit A controls for assignment mechanics.

11.2 Severability; Reformation. Invalid provisions are severed or reformed to the minimum extent.

11.3 Assignment. Buyer may assign to an Affiliate or successor; Seller may not assign.

11.4 Counterparts; E-Signatures. Permitted.

(SIGNATURES ON THE FOLLOWING PAGE)

BUYER: TechForce Robotics, Inc. (a Delaware corporation)

By:	/s/ Ried Floco
Name:	Ried Floco
Title:	President

SELLER: /s/ Christopher Erpelding

By:

Exhibit A (Seller’s unrelated prior inventions listed)

None